Citigroup Global Markets Holdings Inc.	Free Writing Prospectus to Pricing Supplement No. 2023-USNCH[ ] Registration Statement Nos. 333-270327; 333-270327-01 Dated July 19, 2023; Filed pursuant to Rule 433

Bearish Buffered PLUS Based Inversely on the Nasdaq-100 Index® Due January , 2024
Principal at Risk Securities

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement, underlying supplement, prospectus supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Summary Terms
Issuer:	Citigroup Global Markets Holdings Inc.
Guarantor:	Citigroup Inc.
Underlying index:	The Nasdaq-100 Index® (ticker symbol: “NDX”)
Stated principal amount:	$1,000 per security
Pricing date:	July 20, 2023
Issue date:	July 25, 2023
Valuation date:	January 22, 2024, subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur
Maturity date:	January 25, 2024
Payment at maturity[1]:

For each $1,000 stated principal amount security you hold at maturity:

▪

If the final index level is less than the initial index level:
$1,000 + ($1,000 × the leverage factor × the index return), subject to the maximum return at maturity

▪

If the final index level is equal to or greater than the initial index level but less than or equal to the final buffer level:
$1,000

▪

If the final index level is greater than the final buffer level:
$1,000 + [$1,000 × (the index return + the buffer amount)], subject to the minimum payment at maturity

If the final index level is greater than the final buffer level, your payment at maturity will be less, and possibly significantly less, than the $1,000 stated principal amount per security. However, under no circumstance will the securities pay less than the minimum payment at maturity. You should not invest in the securities unless you are willing and able to bear the risk of losing up to 95% of your investment.

Initial index level:	The closing level of the underlying index on the pricing date
Final index level:	The closing level of the underlying index on the valuation date
Final buffer level:	105.00% of the initial index level
Index return:	(i) The initial index level minus the final index level, divided by (ii) the initial index level

Leverage factor:	200%
Maximum return at maturity:	$305.00 per security (30.50% of the stated principal amount). The payment at maturity per security will not exceed $1,000 plus the maximum return at maturity.
Minimum payment at maturity:	$50.00 per security (5.00% of the stated principal amount).
Buffer amount:	5%
CUSIP/ISIN:	17291RRP9 / US17291RRP90
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/200245/ 000095010323010511/dp196971_424b2-us2339892.htm

Hypothetical Payout at Maturity[1]
Change in Underlying	Return on Securities
+100.00%	-95.00%
+75.00%	-70.00%
+50.00%	-45.00%
+30.00%	-25.00%
+20.00%	-15.00%
+10.00%	-5.00%
+5.00%	0.00%
0.00%	0.00%
-5.00%	10.00%
-10.00%	20.00%
-15.25%	30.50%
-20.00%	30.50%
-50.00%	30.50%
-75.00%	30.50%
-100.00%	30.50%
[1]All payments are subject to our credit risk

On the date of the accompanying preliminary pricing supplement, Citigroup Global Markets Holdings Inc. expects that the estimated value of the securities on the pricing date will be at least $943.00 per security, which will be less than the public offering price. The estimated value of the securities is based on Citigroup Global Markets Inc.’s (“CGMI”) proprietary pricing models and Citigroup Global Markets Holdings Inc.’s internal funding rate. It is not an indication of actual profit to CGMI or other of Citigroup Global Markets Holdings Inc.’s affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in the accompanying preliminary pricing supplement.

Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333-270327 and 333-270327-01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll-free 1-800-831-9146.

Underlying Index

For more information about the underlying index, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks set forth below are discussed in more detail in the “Summary Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.

•	You may lose up to 95.00% of your investment.
•	The securities provide inverse (bearish) exposure to the performance of the underlying index.
•	The securities do not pay interest.
•	Your potential return on the securities is limited.
•	Investing in the securities is not equivalent to investing in, or taking a short position in, the underlying index or the stocks that constitute the underlying index.
•	Your payment at maturity depends on the closing level of the underlying index on a single day.
•	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.
•	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.
•	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and Citigroup Global Markets Holdings Inc.’s internal funding rate, will be less than the issue price.
•	The estimated value of the securities was determined for Citigroup Global Market Holdings Inc. by its affiliate using proprietary pricing models.
•	The estimated value of the securities would be lower if it were calculated based on Citigroup Global Market Holdings Inc.’s secondary market rate.
•	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market.
•	The value of the securities prior to maturity will fluctuate based on many unpredictable factors.
•	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by Citigroup Global Market Inc. or its affiliates, will reflect a temporary upward adjustment.
•	Governmental regulatory actions, such as sanctions, could adversely affect your investment in the securities.
•	Citigroup Global Market Holdings Inc.’s offering of the securities does not constitute a recommendation of inverse (bearish) exposure to the underlying index.
•	The level of the underlying index may be adversely affected by Citigroup Global Market Holdings Inc.’s or its affiliates’ hedging and other trading activities.
•	Citigroup Global Market Holdings Inc. and its affiliates may have economic interests that are adverse to yours as a result of the business activities of Citigroup Global Market Holdings Inc.’s affiliates.
•	The calculation agent, which is an affiliate of Citigroup Global Market Holdings Inc., will make important determinations with respect to the securities.
•	Adjustments to the underlying index may affect the value of your securities.
•	The U.S. federal tax consequences of an investment in the securities are unclear.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the heading “United States Federal Tax Considerations” concerning the U.S. federal tax consequences of an investment in the securities, and you should consult your tax adviser.